SWM
engineered for tomorrow

CONFIDENTIAL

January 2, 2018

Mr. R. Andrew Wamser
3541 Polo Drive
Gulf Stream, FL 33483
(via email: wamsera@yahoo.com)

Dear Andy,

On behalf of Schweitzer-Mauduit International., Inc. ("SWM"), I am pleased to confirm our intention to make an offer of employment on the terms and conditions set forth in this letter, subject to the approval of the SWM Board of Directors. Your start date will be February 5, 2018. On the Start Date, you will be employed by SWM as Co-Chief Financial Officer, reporting to Jeffrey Kramer, Chief Executive Officer. Commencing March 2, 2018 you will transition from Co-Chief Financial Officer to sole Executive Vice President and Chief Financial Officer, reporting to Jeffrey Kramer, Chief Executive Officer.

The following is a summary of the compensation and terms of employment for this position.

Base Salary: Your annual base salary will be $435,000, paid bi-weekly, in accordance with SWM's current payroll practices. Your next salary review will be January 2019.

SWM Annual Incentive Plan (AIP): You will participate in the AIP effective as of your start date. Your 2018 AIP Incentive Award (as defined in the AIP) payout opportunity at the target level of performance will be 60% of your base salary, with a maximum Incentive Award payout equal to 120% of your base salary, prorated for 2018 based on your actual start date. AIP objectives will be established by the Compensation Committee, and will be based 100% on Corporate Objectives. AIP awards are paid by March 15th following the end of the calendar year measured.

Long Term Incentive Plan (LTIP): You will also be eligible to participate in the LTIP effective as of your start date. Your 2018 LTIP opportunity at the target level of performance will equal 100% of your base salary, with a maximum LTIP opportunity equal to 200% of your base salary, prorated based on your start date. LTIP objectives are established by the Compensation Committee, and will be based 100% on Corporate Objectives. Earned awards will be in the form of restricted shares of SWM common stock. Participation agreements regarding your individual participation in the 2018 LTIP program will be provided to you within 30 days of your start date.

Sign-on Compensation: As of your first day of employment as EVP and Chief Financial Officer, you will earn a cash bonus of $155,000 (payable within 60 days of your actual start date), on the basis that your previous employer fails to pay your 2017 bonus due to your resignation to accept employment with SWM. This cash bonus will be subject to claw back on a pro-rata basis from your actual start date should you voluntarily terminate your employment with SWM or are terminated by SWM for "Cause" (as used herein, "Cause" shall have the meaning as set forth in the Executive

Severance Plan), in either case, prior to the four year anniversary of your employment start date. The pro-rata repayment will be calculated based on the number of full months that you are employed by SWM during such four-year period. In addition, as of your employment start date, you will be entitled to (and shall receive within 30 days of your actual start date) a grant of 3,750 shares of restricted stock under the Schweitzer-Mauduit International Inc. Long Term Incentive Plan ("LTIP"). The restricted stock will vest on the four year anniversary of your employment start date, subject to your continued employment with SWM through the applicable vesting date.

Benefits: As a regular, full-time, U.S. based exempt employee of SWM, you will be eligible for participation, as of the first of the month following one full month of employment, in a comprehensive benefits package that includes medical, dental, group life, accidental death, short and long-term disability insurance plans; and a 401(k) savings plan with a maximum company match of 6% of earnings (60% match on your contributions up to 10% of base salary and AIP, subject to IRS limits). Following thirty days of employment, you will be enrolled in the SWM Executive Supplemental Long Term Disability policy. You are also eligible to participate in the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan #2 and will be reimbursed in an amount not to exceed $1,500 annually for tax preparation services.

Limited Relocation Assistance: Due to the necessity to move to Georgia, SWM will provide relocation assistance to you in accordance with the Tier 1 VP and Above Policy, dated January 2016 with the following enhancements: temporary living for the employee for up to 6 months from date of hire instead of for 90 days to allow for commute to Florida through the end of the school year.

Paid Time Off (PTO): As of your start date, your annual PTO accrual rate will be 144 hours (18 days) of Paid Time Off until your years of service award you additional paid time off, in accordance with SWM policy. You will also enjoy company-approved holidays off work.

Severance: You will be designated as a participant in the Schweitzer-Mauduit International, Inc. 2016 Executive Severance Plan ("Severance Plan"). As a U.S.-based executive, if you experience a qualifying termination of employment following a Change of Control (as defined in the Severance Plan), you will be eligible for severance pay in an amount equal to three times your highest Annual Compensation for any calendar year beginning with or within the three year period terminating on the date of termination of your employment, and benefits continuation in accordance with the Severance Plan. For a qualifying termination of employment prior to a Change of Control (as defined in the Severance Plan"), you shall receive twelve (12) months of base salary and benefits continuation in accordance with the Severance Plan. Your participation agreement will be provided to you within 30 days of your hire date.

The foregoing is intended to be a summary of SWM's benefits and incentive programs and is subject to the terms of the underlying plans and agreements; provided, however, if the underlying plans and agreements conflict with this letter, this letter shall govern. Notwithstanding the foregoing, SWM reserves the right to modify or terminate its benefits and incentive programs at any time in a way that does not discriminate against you.

This offer of employment is contingent upon satisfactory drug screening and background check. In accordance with established company policy, your employment with SWM is considered "at will" and as such can be terminated by you or the company, at any time, for any reason, with or without notice.

In addition, this offer and your employment is also contingent upon your confirmation and agreement, as evidenced by your execution of this offer letter, that: (i) you shall not at any time disclose to SWM or any of its affiliates or representatives, or use for any purpose in the course of your employment, any confidential or proprietary information of any other person, including without limitation any former employer; and (ii) you will return to all former employers any and all property belonging to any of them (including, without limitation, all electronically stored information), and shall not at any time use any such property for any purpose in the course of your employment; and (iii) except as you have disclosed to SWM (including disclosures to SWM's counsel), (a) the acceptance of this offer and your employment with SWM does not and will not breach, violate or cause a default under any contract, agreement, fiduciary obligation, instruments order, judgment or decree to which you are a party of by which are bound and (b) you are not a party to or bound by any employment or services agreement, confidentiality agreement, non-competition agreement, other restrictive covenant, fiduciary obligation or other obligation or agreement that would or could prohibit or restrict you from being employed by SWM or from performing any of your duties as Chief Financial Officer of SWM. By executing this offer, you are also confirming that you have provided SWM with copies of all agreements of which are aware purportedly containing confidentiality, non-competition, non-solicitation, or similar restrictive covenants. You believe your employment with SWM will not be in conflict with your obligations under such covenants.

This letter supercedes our previous letter dated December 22, 2017. Please acknowledge your acceptance of this intent to offer employment by signing and returning this letter to me by Friday January 5, 2018.

On behalf of SWM, we look forward to you joining our team on the agreed upon date. If you have any questions, or need additional information, please do not hesitate to contact me at 770-569-4293 or my cell at 770-853-8210.

Sincerely

Vera M. Arthur

Vera M. Arthur
SVP, Human Resources
& Enterprise Communications

ACCEPTED:

____________________________ _______________

Andrew Wamser Date